Exhibit 3.1

VEREIT, INC.

ARTICLES OF AMENDMENT

VEREIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (“Department”) of Maryland that:

FIRST: Section 5.01 of Article V of the charter of the Corporation is hereby deleted in its entirety and replaced with the following:

Section 5.01 Bylaws. The Board shall have the power to adopt, alter or repeal any provision of the Corporation’s Bylaws and to make new Bylaws.

SECOND: the foregoing amendment to the charter was declared advisable and approved by the Board of Directors of the Corporation as required by law.

THIRD: the stockholders of the Corporation approved the foregoing amendment at an annual meeting of stockholders duly called by the vote required under Maryland law and the charter and bylaws of the Corporation.

FOURTH: these Articles of Amendment shall become effective upon acceptance for record by the Department.

FIFTH: the undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of June, 2021.

VEREIT, INC.

By:	/s/ Glenn J. Rufrano
Name:	Glenn J. Rufrano
Title:	Chief Executive Officer

ATTEST

By:	/s/ Lauren Goldberg
Name:	Lauren Goldberg
Title:	Executive Vice President, General Counsel and Secretary